                                                                      EXHIBIT 12



                   PENHALL INTERNATIONAL CORP AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES



                                                           FISCAL YEAR ENDED JUNE 30,
                                          -------------------------------------------------------------
                                            1998         1999          2000         2001         2002
                                          --------     --------      --------     --------     --------
                                                              (DOLLARS IN THOUSANDS)
Earnings before income taxes...........   $  5,232     $ (7,337)     $ 10,326     $  9,159     $ (2,473)
Fixed charges - interest expense(1)....      1,204       14,580        15,920       15,624       14,747
                                          --------     --------      --------     --------     --------
                                          $  6,436     $  7,243      $ 26,246     $ 24,783     $ 12,274
                                          ========     ========      ========     ========     ========

Ratio of earnings to fixed charges.....   5.3 to 1      .5 to 1      1.6 to 1     1.6 to 1      .8 to 1

Coverage deficiency ...................   $     --     $  7,337      $     --     $     --     $  2,473
                                          ========     ========      ========     ========     ========

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(1)  Fixed charges - interest expense includes a component for interest computed on rent expense that approximates 30% of the total rent expense for each period presented.